Exhibit 10.5

AGENT-AGENCY AGREEMENT

THIS AGENT – AGENCY AGREEMENT by and between GeoVera Insurance Company, a Maryland corporation (hereinafter referred to as “GeoVera”), and Ivantage Select Agency, Inc. (hereinafter referred to as either “Agent” or “Agency”), is effective the 5th day of January, 2006.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. APPROVED PROGRAM OF INSURANCE:

a)	Agent shall be authorized to submit applications for insurance with respect to the products listed in Appendix 1a of this Agreement GeoVera may, acting alone, amend or supplement Agent’s authority, list of available products, rates of commission, method of billing, premium collection and policy distribution. In the event of such amendment or supplement, GeoVera will provide 90 days written notice or longer as required by state law.

b)	GeoVera will provide the Agency and its approved sub-agents and sub-producers access to GeoVera’s Systems as needed for the purpose of quoting and binding coverage under this Agreement. The Agency’s access and use of such Systems, as made available by Geovera from time to time shall be subject to the terms and conditions set forth in Appendix C of this Agreement.

c)	Notwithstanding the entering of this Agreement, GeoVera is not obligated to the Agent or others to continue to offer the products referenced in this Agreement. Further, GeoVera continues to have the right, in its sole discretion, to withdraw from the writing of any line of insurance covered by this Agreement without any liability or obligation to the Agency, other than notice as provided above.

2. BINDING/UNDERWRITING AUTHORITY: Agent shall have no authority to bind insurance coverage or to underwrite insurance coverage and Agent shall have no authority to modify the terms of any insurance placed with GeoVera.

3. OWNERSHIP OF THE BUSINESS: GeoVera recognizes Agent’s ownership interest in insurance policy expirations that are subject to this Agreement. Unless authorized by Agent, GeoVera may not use or authorize another party to use its records of Agent’s expirations in order to sell, service or renew any policy, provided Agent has fulfilled its payment obligation sunder this Agreement.

4. COMMISSIONS: GeoVera shall pay Agent commissions in an amount equal to a percentage rate of the premium on each policy written and paid for by Agent as compensation in full for Agent’s services hereunder. Commissions shall be paid at the rate or rates set forth in Appendix 1b of this Agreement. GeoVera may unilaterally revise the rates of commission set forth in Appendix 1b upon written notice to Agent which shall be effective no earlier than thirty (30) days after mailing by GeoVera of such notice to Agent or such longer period as may be required by law. Agent shall pay GeoVera return commissions at the same rate as such commissions were paid by GeoVera on any return premiums, including return premiums on cancellations. Inspection and/or engineering fees, if any, are not subject to commission.

5. PREMIUMS AND ACCOUNTS: While it is the intention that all premiums be billed and received by GeoVera, in the event that Agency should receive any premiums due GeoVera, Agency will hold those premiums as trustee for GeoVera. Agency will immediately forward to GeoVera any such premium Agency may receive. GeoVera direct-billed premiums will be paid to GeoVera without deduction for commissions.

GeoVera will assume responsibility for collecting additional amounts due on audit premiums, if Agency requests in writing that GeoVera collects those premiums directly. Agency must make this request within 60 days after the billing date shown on the audit statements. No commissions are payable on audit premiums GeoVera collects without regard to whether Agency requested GeoVera to assume collection. On any renewal policies, GeoVera shall be responsible for direct issuance of any billings, credits or return premiums using GeoVera’s direct bill system. If premium payments are not received by GeoVera from Agent’s client when due, GeoVera may send notice of cancellation of such policies. In the event that an applicant for insurance pays the initial premium directly to the Agent, the agent shall submit to GeoVera the gross premium (with no deduction for commission). The Agent understands that no coverage is provided such an applicant, even if such applicant otherwise qualifies for insurance with GeoVera, until GeoVera receives payment of premium.

GeoVera will provide Agent with a monthly commission statement, which shall set forth all premium transactions for the entire calendar month. The commission statement shall detail account billings, premiums received, credits, subagent number, and refunds for each transaction identified by policy number, named insured, premium or return premium including taxes and any applicable fees or other charges and resulting commission. Commissions due the Agent shall be paid by GeoVera to Agent no later than fifteen (15) days after the end of the particular month summarized in the commission statement. If the statement shows an unearned commission balance due GeoVera as a result of policy cancellations or reductions in coverage, Agent shall pay this unearned commission to GeoVera no later than ten (10) calendar days after GeoVera mails the monthly commission statement to Agent.

6. CANCELLATION OF INSURANCE: GeoVera has the right to cancel any binder, or policy of insurance issued under this Agreement in accordance with the cancellation provisions of such binder or policy insurance and in conformity with any applicable laws and regulations.

Nothing in this Agreement shall be construed as limiting or restricting the right of GeoVera to cancel or non-renew any policy or policies of insurance or any part thereof issued pursuant to this Agreement.

Agency may request GeoVera cancel or nonrenew policies issued through Agency, as permitted by law, and GeoVera shall reasonably comply with any such request.

7. CLAIMS: The Agent shall immediately notify GeoVera of all claims, suits and notices of loss reported to Agent and agrees to cooperate fully with GeoVera to facilitate the investigation, adjustment, settlement and payment of any claim when and as requested by GeoVera, and under any procedures as may be agreed from time to time; however, Agent has no authority to adjust, compromise, settle, or in any way commit GeoVera to liability with respect to claims arising under policies written hereunder.

8. ADVERTISING: Each party must receive the other party’s prior written consent or authorization to use such party’s name or logo on any advertising material that such party did not prepare including any promotion, letter, circular, pamphlet or other publication or statement or website. In addition, any framing or banners used in connection with a link to the other party’s website and the information contained therein shall also require the express written consent of the party. In the event a party is subjected to loss or expense arising out of any unauthorized advertisement, publication or statement by the other party, such other party shall be liable for all resulting damages and costs.

9. INSPECTIONS, AUDITS, REPORTING: GeoVera or a duly authorized representative may (but shall not be obligated to), upon fifteen (15) days’ written notice and during normal business hours, inspect the operation or premises or audit the books or records of Agent pertaining to any insurance submitted by Agent hereunder.

10. COUNTERSIGNATURE FEES/AGENCY COMMISSIONS: Any countersignature fees or commissions of any nature due sub-agents or sub-producers by Agent with respect to business written under this Agreement shall be the exclusive expense of Agent, unless otherwise provided for in writing, and Agent agrees to hold GeoVera harmless in the event of any claim related thereto.

11. COMPLIANCE WITH STATUTE: Each party agrees to comply with all applicable laws governing the conduct of business and subject to this Agreement, including but not limited to the Federal Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

12. TERMINATION OF AGREEMENT:

a)	This agreement will be terminated automatically, subject to any state statutes or other regulatory requirements that may apply:

I. Upon the loss and failure of Agent or GeoVera to reinstate or replace any licenses or any other regulatory approval necessary to place coverage;

II. Upon insolvency or dissolution of the Agent or GeoVera; or

III. Upon the suspension or termination of the Agent’s or GeoVera’s license to conduct an insurance business.

b)	This Agreement may be terminated, subject to any state statutes or other regulatory requirements that may apply:

I. At any time by the mutual agreement of the parties in writing;

II. By either party, without cause, by giving written notice to the other party not less than ninety (90) days prior to the date upon which such termination shall be effective;

III. Upon the effective date of the sale, change in majority ownership, or the merger of Agent’s business, including, the sale, assignment or transfer of a substantial portion of Agent’s expirations or book of business.

IV. By either party in the event of a material breach of the terms and conditions of this Agreement by the other party, effective thirty (30) days following written notice of such breach, unless such breach is cured before the expiration of the thirty (30) day period; or

V. Immediately by either party for cause by giving written notice to the other party if the other party commits fraud, forgery, misrepresentation or is convicted of a felony. The foregoing list of examples for cause shall not be construed to exclude any other possible ground as cause for termination of this Agreement.

13. AFTER TERMINATION: If, upon termination of this Agreement, Agency is entitled to the ownership, use and control of expirations and renewals, GeoVera will continue policies for as long as required by law or until their normal expiration or anniversary date, which ever occurs first, and subject to these conditions:

a)	GeoVera is not obligated under this section of the Agreement to continue in force or renew policies where prohibited by law or regulation.

b)	Agency will try to replace all policies with other insurers. For direct-billed business, at Agency’s request, GeoVera will notify all clients of its intent not to renew their policies.

c)	GeoVera reserves all of its rights to cancel or nonrenew policies for nonpayment of premiums or for underwriting reasons.

d)	For policies continued in force or renewed after the termination of this Agreement, Agency will continue to be GeoVera’s authorized representative, subject to all the conditions of this Agreement. However, Agency may not bind any new risk, renew any policy or increase or extend the term of GeoVera’s liability under any policy.

e)	GeoVera will pay commissions for these policies either at the rate specified in this Agreement and applicable at the time of termination, or at the general rate that prevails among GeoVera’s agents at the time of renewal, whichever is less. However, to the extent permitted by law, GeoVera may reduce the commission rate upon 90 days written notice for any renewal occurring on or after the second anniversary of the termination of this Agreement.

f)	If this Agreement terminates and within ten (10) days of receipt of notice of termination Agent has not paid all premiums then due for which Agent is responsible hereunder, Agent’s rights of ownership, use and control of the expirations of all business placed with GeoVera will automatically pass to GeoVera and Agent hereby grants to GeoVera a security interest in such expirations. GeoVera will have the right under such circumstances to sell the expirations and records in order to collect what Agent owes GeoVera.

g)	If, within ten (10) days of termination, Agent fails to perform any duty required under this Agreement, Agent is liable for and agrees to pay GeoVera any costs incurred by GeoVera in performing or otherwise securing performance of such duties.

14. INDEMNIFICATION: Agent shall defend, indemnify and hold GeoVera harmless from and against all claims, actions, causes of action, liability or loss which result from any negligent act, willful misconduct, or error or omission of Agent or the sub-agents, sub-producers, employees or representatives of Agent in the performance or breach of responsibilities under this Agreement, including all damages, costs, expenses, attorneys’ fees and other legal fees, penalties, fines, and any other expense or expenditure incurred by GeoVera.

GeoVera shall defend, indemnify and hold Agent harmless from and against all claims, actions, causes of action, liability or loss which result from any negligent act, willful misconduct, or error or omission of GeoVera in the performance or breach of responsibilities under this Agreement, including all damages, costs, expenses, attorneys’ fees and other legal fees, penalties, fines and any other expense or expenditure incurred by Agent. The indemnification obligations under this Agreement are conditioned upon the indemnified party providing written notice to the indemnifying party immediately upon receipt or notice of any claim, action or event that may give rise to the above obligations. The indemnifying party shall defend or settle at its sole expense all suits or proceedings arising out of such claims or actions. The indemnified party shall have the right to participate in the defense of any such suit or proceeding through counsel of its own choosing at its own cost. Notwithstanding the above, in the event that such proceedings concern the indemnified party’s licensure by any governmental or regulatory authority, the indemnified party shall control the process and settlement of any such regulatory proceedings but is not authorized to represent or act on behalf of the indemnifying party in such process or settlement. This Section shall survive termination of this Agreement.

15. FIDUCIARY RESPONSIBILITY OF AGENT: The Agent shall faithfully perform as an independent contractor, and not as an employee of GeoVera, all duties of Agent hereunder in compliance with the instructions of GeoVera and shall protect and further the best interests of GeoVera at all times. Agent and Agent’s authorized employees have the right to exercise authorities given by this Agreement. Agent exercises exclusive and independent control of Agent’s time and the conduct of the Agency.

16. SUCCESSION TO BUSINESS: If the Agent has succeeded to and carries on business formerly owned or conducted by another insurance producer, Agent shall pay return commissions on such business in the same manner and to the same extent as upon Agent’s own business.

17. CONFIDENTIALITY: Neither party, nor its officers, directors, or employees shall disclose the terms of this Agreement to any unaffiliated third party without the prior written consent of the other party, except pursuant to a valid court order or as otherwise required by law. Each party shall notify the other in writing of any court proceeding or other legal requirement that may result in such court order or other legal requirement.

GeoVera and the Agent acknowledge that certain information received from the other party affecting or relating to the business practices, plans, insurance products, and underwriting guidelines of either party or its affiliates, as well as personal information about the sub-agents and sub-producers of the Agent (including, but not limited to, agent numbers and office locations), and current or prospective customers of either party, is confidential and proprietary. All such information, as well as other information labeled by either party as propriety and confidential, shall be used by the other party solely for the purpose of placing and servicing coverage as contemplated by this Agreement, and shall not be disclosed to any third party, nor shall the receiving party permit any third party to access any such information, except as authorized in writing by the party providing the confidential information. The restrictions set forth herein shall not apply to any information: (i) which is or becomes generally available to the public; (ii) which was known to the receiving party at the time of disclosure; or (iii) which the receiving party rightfully learned from a third party that was not under a confidentiality obligation to the party providing the confidential information.

18. DISPUTE RESOLUTION: In the event of any dispute arising out of or under this Agreement between the Agent and GeoVera, the Agent and GeoVera shall make every reasonable effort to resolve such dispute in good faith, informally. If the parties cannot agree on a settlement of the dispute, then both parties agree to submit such dispute to arbitration, and the expense will be borne equally. There will be three arbitrators; one will be selected by the Agent, one will be selected by GeoVera, and a third will be selected by those two arbitrators. In the event that the arbitrators so chosen do not agree as to the third arbitrator, the third arbitrator shall be chosen by the American Arbitration Association or any other mutually agreeable dispute resolution organization. The determination of the arbitrator will be final and binding on all parties hereto. Costs of the arbitration shall be split as follows; Agent shall pay for the costs associated with the arbitrator selected by Agent, GeoVera shall pay the costs associated with the arbitrator selected by GeoVera, both parties shall equally pay the costs associated with the third arbitrator. Such arbitration shall be held at the location of the respondent’s choice. This provision shall survive termination of this Agreement.

19. AGENT’S LICENSE: Agent hereby warrants that a valid Agent’s and/or Agency License is held in each state identified on Appendix 1a to this agreement. Agent hereby agrees to give GeoVera immediate notice if the Agent’s or Agency’s License is suspended or canceled for any reason. It is the obligation of Agent to assure that all sub-agents and sub-producers retained by Agent in connection with this Agreement are properly licensed as required by applicable law.

20. NONCOMPETITION: During the term of this Agreement and for a period of two (2) years following its termination, neither party may solicit the purchase of any insurance products or services with respect to any person, including any company or organization, who was a customer of the other party or any affiliates of the other party at the time of termination, and whose identity became known to the soliciting party as a result of such party’s responsibilities under this Agreement or as a result of such party’s access to confidential information of the other party. Such restriction is without regard to whether GeoVera provided coverage under this Agreement for such customer.

During the term of this Agreement, GeoVera will not solicit the purchase of any insurance products or services, other than the renewal of policies written pursuant to this Agreement, with respect to any person, including any company or organization, for which GeoVera has placed coverage pursuant to the terms of this Agreement.

21. INVALIDITY: The invalidity or unenforceability of any provision hereof shall not affect or impair any other provision hereof.

22. NOTICES: All notices to the parties pursuant to this Agreement shall be in writing and shall be deemed effective when given by personal delivery or by regular mail addressed to the party at the last known address.

23. ENTIRE AGREEMENT: This Agreement contains the complete understanding between Agent and GeoVera and supersedes any and all previous Agreements between Agent and GeoVera or its successor, and it may not be altered or modified except in writing signed by both parties hereto.

24. GOVERNING LAW: This Agreement shall be construed under the laws of the State of Illinois.

25. GENERAL PROVISIONS:

a)	Agency retains the right to assign this agreement to an affiliate of the agency upon 30 days prior written notice to GeoVera; provided, however that GeoVera has the right to terminate this agreement upon 30 days notice if agency assignee is, in GeoVera’s sole discretion, unacceptable. This agreement shall be binding upon and shall inure to the benefit of all parties hereto and their respective successors and assignees.

b)	The descriptive headings of this agreement are intended for reference only and do not affect the construction or interpretation of this agreement.

c)	All exhibits, as they may be amended from time to time by agreement of the parties, are expressly incorporated in their entirety as part of the agreement.

d)	The failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions.

e)	This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which when taken together, will constitute one instrument.

IN WITNESS WHEREOF, this Agent Agreement is executed by these parties.

For GeoVera:
	Mailing Address:	GeoVera Insurance Company
4820 Business Center Dr., Suite 200
Fairfield, CA 94534

Authorized Signature:	/s/ Karen M. Padovese

Typed Name:	Karen M. Padovese

Title:	Chief Operating Officer

For AGENT:		Ivantage Select Agency, Inc.

	Mailing Address:	51 W. Higgins Road, Suite S1C, South Barrington, IL 60010

Authorized Signature:		/s/ Andrew T. Rieder
Typed Name:		Andrew T. Rieder
Title:		Assistant Vice President